As filed with the Securities and Exchange Commission on March 14, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gigamon Inc.

(Exact name of Registrant as specified in its charter)

Delaware	26-3963351
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3300 Olcott Street

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

Gigamon Inc. 2013 Equity Incentive Plan

Gigamon Inc. 2013 Employee Stock Purchase Plan

(Full title of the plan)

Paul A. Hooper

Chief Executive Officer

Gigamon Inc.

3300 Olcott Street

Santa Clara, California 95054

(408) 831-4000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper Rezwan D. Pavri Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Paul B. Shinn General Counsel Gigamon Inc. 3300 Olcott Street Santa Clara, California 95054 (408) 831-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2013 Equity Incentive Plan	1,464,740 (2)	$33.47(4)	$49,024,847.80	$6,314.40
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2013 Employee Stock Purchase Plan	439,422 (3)	$28.45(5)	$12,501,555.90	$1,610.20
TOTAL:			$61,526,403.70	$7,924.60

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Gigamon Inc. 2013 Equity Incentive Plan (the “2013 Plan”) and the Gigamon Inc. 2013 Employee Stock Purchase Plan (the “2013 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents an automatic annual increase on December 29, 2013 to the number of shares of the Registrant’s common stock reserved for issuance under the 2013 Plan, which annual increase is provided for in the 2013 Plan.
(3)	Represents an automatic annual increase on December 29, 2013 to the number of shares of the Registrant’s common stock reserved for issuance under the 2013 ESPP, which annual increase is provided for in the 2013 ESPP.
(4)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $33.47 per share, which represents the average of the high and low sale prices of the Registrant’s common stock as reported on the New York Stock Exchange on March 12, 2014.
(5)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $33.47 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on March 12, 2014. Pursuant to the 2013 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the exercise date.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of common stock of Gigamon Inc. (the “Registrant”) under the Gigamon Inc. 2013 Equity Incentive Plan (the “2013 Plan”) and the Gigamon Inc. 2013 Employee Stock Purchase Plan (the “2013 ESPP”). The number of shares of the Registrant’s common stock available for grant and issuance under the 2013 Plan is subject to an annual increase on the first day of each fiscal year starting on December 29, 2013, by an amount equal to the lesser of (i) five percent (5%) of the number of shares of the Registrant’s common stock issued and outstanding on the last day of such fiscal year immediately prior to the date of increase, (ii) 1,464,740 shares or (iii) such smaller amount as the Registrant’s board of directors, in its discretion, determines (the “2013 Plan Evergreen Provision”). The number of shares of the Registrant’s common stock available for issuance under the 2013 ESPP is subject to an annual increase on the first day of each fiscal year starting on December 29, 2013, by an amount equal to the lesser of (i) one and a half percent (1.5%) of the number of shares of the Registrant’s common stock issued and outstanding on the last day of such fiscal year immediately prior to the date of increase, (ii) 439,422 shares or (iii) such smaller amount as the Registrant’s board of directors, in its discretion, determines (the “ESPP Evergreen Provision,” and along with the 2013 Plan Evergreen Provision, the “Evergreen Provisions”). On December 29, 2013, the number of shares of the Registrant’s common stock available for grant and issuance under the 2013 Plan and available for issuance under the 2013 ESPP increased by 1,464,740 and 439,422 shares, respectively. This Registration Statement registers such additional shares of the Registrant’s common stock, which were available for grant and issuance under the 2013 Plan and available for issuance under the 2013 ESPP pursuant to the Evergreen Provisions as of December 29, 2013.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Annual Report on Form 10-K (File No. 001-35957) for the fiscal year ended December 28, 2013, filed with the Commission on March 13, 2014 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) The Registrant’s Current Report on Form 8-K filed with the Commission on January 30, 2014, except, in each case, to the extent that information therein is furnished and not filed with the Commission; and

(3) The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35957) filed with the Commission on June 6, 2013, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index immediately following the Signature Pages.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes that:

(1)	It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 13th day of March, 2014.

GIGAMON INC.

By:	/s/ Paul A. Hooper
Paul A. Hooper
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul A. Hooper and Duston M. Williams, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Gigamon Inc., and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul A. Hooper	Chief Executive Officer and Director (Principal Executive Officer)	March 13, 2014
Paul A. Hooper

/s/ Duston M. Williams	Chief Financial Officer (Principal Financial Officer)	March 13, 2014
Duston M. Williams

/s/ Ravi Narula	Controller and Chief Accounting Officer (Principal Accounting Officer)	March 13, 2014
Ravi Narula

/s/ Kenneth A. Goldman	Director	March 13, 2014
Kenneth A. Goldman

/s/ John H. Kispert	Director	March 13, 2014
John H. Kispert

/s/ Patrick P. Leong	Director	March 12, 2014
Patrick P. Leong

/s/ Paul J. Milbury	Director	March 13, 2014
Paul J. Milbury

/s/ Corey M. Mulloy	Director	March 13, 2014
Corey M. Mulloy

/s/ Michael C. Ruettgers	Director	March 13, 2014
Michael C. Ruettgers

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date

4.1	Specimen common stock certificate of the Registrant	S-1/A	333-182662	4.1	6/3/2013

4.2	2013 Equity Incentive Plan	S-1/A	333-182662	10.6	5/29/2013

4.3	Form of Stock Option Agreement and Restricted Stock Unit Agreement under 2013 Equity Incentive Plan	S-1/A	333-182662	10.7	5/29/2013

4.4	2013 Employee Stock Purchase Plan	S-1/A	333-182662	10.13	6/6/2013

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on signature page hereto)